Exhibit 10.7

Dated 5 February 2004

GIPET II LICENCE AGREEMENT

ATHENA NEUROSCIENCES, INC.

and

ADAPTÍV BIOPHARMA LIMITED

THIS GIPET II LICENCE AGREEMENT (the Agreement) is dated 5 February 2004 and made between:

1.	ATHENA NEUROSCIENCES, INC., a corporation organized and existing under the laws of Delaware, having a place of business at 800 Gateway Blvd., South San Francisco, CA 94080 (Athena); and

2.	ADAPTÍV BIOPHARMA LIMITED (registered number 368718) having its registered office at 25/28 North Wall Quay, Dublin 1 (Adaptiv).

RECITALS

Adaptiv and Elan have entered into an Asset Purchase Agreement dated 5 February 2004 (the Asset Purchase Agreement), pursuant to which Elan have agreed to sell to Adaptiv, and Adaptiv has agreed to purchase from Elan, certain Assets.

In addition, Adaptiv desires to licence the LDS Patents (as defined below) from Athena, an Affiliate of Elan, and Athena desires to licence such LDS Patents to Adaptiv, upon the terms and conditions herein contained. LDS Technologies, Inc. purchased patents included in the LDS Patents pursuant to the IBAH Purchase Agreement (as defined below). LDS Technologies, Inc. merged with Athena on 31 December 2000 with Athena as the surviving entity.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

1.1.	Definitions. Capitalized terms not defined in this clause 1.1 shall have their corresponding meanings as set forth in the Asset Purchase Agreement. For purposes of this Agreement:

Affiliate shall mean of a specified person means a person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common control with, such specified person.

Avlan Agreements shall mean the Licence Agreement between Elan and Avlan Limited dated 22 March 1999 and the Subscription Joint Development and Operating Agreement between Elan, Elan International Services, Limited, Avmax, Inc. and Avlan Limited dated 23 March 1999.

Control means:

(a)	ownership of at least fifty percent (50%) of the shares in the case of a company and at least fifty percent (50%) of the interest in profits and losses in the case of a person other than a company; or

(b)	the ability otherwise to direct and control the actions of a person or a company; or

(c)	with respect to any item of intellectual property (whether by ownership or licence) the ability to grant the rights and other licences provided for herein without violating the terms of any bona fide agreement or other arrangements with any Third Party.

Elan shall mean Elan Corporation plc (registered number 3035) having its registered office at Lincoln House, Lincoln Place, Dublin 2.

Elan Exclusive Products shall mean the following compounds and all complexes, mixtures and other combinations, prodrugs, metabolites, enantiomers, salt forms, racemates, polymorphs and isomers of the following compounds:

Metaxalone

Zaleplon (being N-[3-(3-cyanopyrazolo[1,5-a]pyrimidin-7-yl)phenyl]-N-ethylacetamide)

Antegren™

Zonisamide

Botulinum Toxin Type B

Ziconotide

Frovatriptan

Tizanidine

Pergolide

Emisphere Settlement Agreement shall mean the Settlement Agreement and Release between Emisphere Technologies Inc. and Elan dated 14 March 2002.

Field shall mean any and all uses except:

(a)	to the extent required for Elan to comply in all respects with the Orasense Agreements;

(b)	to the extent required for Elan to comply in all respects with the Avlan Agreements;

(c)	to the extent required for Elan to comply in all respects with the GlycoGenesys Licence Agreement;

(d)	to the extent required for Elan to comply in all respects with the Emisphere Settlement Agreement;

(e)	to the extent required for Elan to comply in all respects with the Targeted Genetics Agreements; and

(f)	with respect to any and all Elan Exclusive Products.

GlycoGenesys Licence Agreement shall mean the license agreement between Elan and GlycoGenesys, Inc dated 13 December 2002.

IBAH Agreements mean the IBAH Purchase Agreement and the IBAH Security Agreement.

IBAH Purchase Agreement shall mean the asset purchase agreement between LDS Technologies, Inc. and IBAH, Inc. dated 28 July 1995.

IBAH Security Agreement shall mean the patent security agreement between LDS Technologies, Inc. and IBAH, Inc. dated 28 July 1995.

LDS Patents shall mean any and all rights under any and all patent applications and/or patents, set forth in Schedule 2, foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

Orasense Agreements shall mean the Amended and Restated License Agreement by and between Orasense Limited, Isis Pharmaceuticals, Inc. and Elan dated 11 October 2002 and the Amended and Restated Subscription, Joint Development and Operating Agreement between Elan, Elan International Services, Limited, Isis Pharmaceuticals, Inc. and Orasense, Limited dated 11 October 2002.

Quarter means a calendar quarter starting on I January, I April, I July and I October respectively and the term Quarterly will be defined accordingly.

Targeted Genetics Agreements shall mean the License Agreement between Targeted Genetics Newco, Limited and Elan Pharmaceutical Technologies, a division of Elan, dated 20 July 1999 and the Subscription, Joint Development and Operating Agreement between Elan, Elan International Services, Limited, Targeted Genetics Corporation and Targeted Genetics Newco, Limited dated 20 July 1999.

Third Party shall mean any party other than a party to this Agreement.

Third Party Intellectual Property shall mean any Third Party Know-How or Third Party Patent Rights.

Third Party Know-How shall mean any proprietary or nonproprietary information that is owned by a Third Party and are directly related to the manufacture, preparation, development (both research and clinical) or commercialization of a product, including, without limitation, product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical information, technical information, research information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials, but in no event shall the definition of “Know-How” include information properly in the public domain at Completion.

Third Party Patent Rights shall mean rights that are owned or controlled by a Third Party and conferred or represented by a granted or issued patent in force, or such like rights related to a patent application and any divisionals, continuations, continuations-in-part, provisionals, substitutions, patents of addition, reissues, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent and all patents issuing and all foreign counterparts of any of the foregoing.

2.	LICENCE GRANTS

2.1.	Licence Grants

2.1.1.	Athena grants to Adaptiv and its Affiliates, their respective assigns and successors, and Adaptiv accepts from Athena, the world-wide, non-transferable (except as set forth in Section 8.1 below), sub-licensable, exclusive, licence (with the right to make improvements to the LDS Patents) to promote, distribute, market, develop, research, make, have made, use and/or sell any product in the Field.

2.1.2.	Third Party Intellectual Property. Unless otherwise agreed between Athena and Adaptiv, Adaptiv shall be responsible for obtaining any rights or licences to Third Party Intellectual Property required for the conduct of Adaptiv’s activities.

2.1.3.	Sublicences. Except as provided otherwise hereunder, all of the rights and licences reserved by or granted hereunder shall be freely sublicensable by Adaptiv and its respective licensees, sublicensees or contracting parties without approval of Athena. All of the applicable terms and conditions of this Agreement shall apply to any such sublicences. Duty to Comply with Obligations under the IBAH Agreements. Athena shall comply with (and, as necessary, procure that its Affiliates comply with) the terms of the IBAH Agreements where necessary to ensure that there is neither a reduction in or restriction of Adaptiv’s ability to exploit the intellectual property licensed to Adaptiv in accordance with this Agreement nor a material reduction in the economic value to Adaptiv of the licences granted pursuant to this Agreement. Athena hereby indemnifies Adaptiv and agrees to keep Adaptiv indemnified against all claims, liabilities, proceedings, costs, damages, losses or expenses incurred or suffered by it which is caused by or resulting from a breach by Athena of its obligations in this clause

2.1.4.	In addition, Athena shall, on the request of Adaptiv (no more than once in any 12 month period) provide an officer’s certificate certifying that it has complied in full with the terms of the IBAH Agreements and made all payments due thereunder.

2.2.	Term of Exclusive Licence: For each of the LDS Patents, the licence granted to Adaptiv for that LDS Patent shall be an exclusive licence for the period to the date one year from the end of the term (as such may be extended) of that patent and thereafter such licence to such patent will be non-exclusive for the remaining year of the patent’s term. If Athena wishes to grant another licence to a Third Party with respect to any LDS Patent (once the licence granted to Adaptiv has become non-exclusive) Athena shall consult fully with Adaptiv at least 30 days in advance of granting such licence but Athena does not require Adaptiv’s consent to grant such a licence.

2.3.	Agreement: Nothing in this Agreement shall be construed as an assignment of the LDS Patents. Except for the licence rights granted herein, Athena retains the entire right, title and interest in and to such LDS Patents. However, Athena shall assign the LDS Patents to Adaptiv (for no additional consideration) as soon as practicable after the termination, expiry or release of the security interest provided for in the IBAH Security Agreement and Athena shall execute and do all such further deeds, documents and things and file all documents (at Adaptiv’s reasonable expense) that Adaptiv reasonably believe to be necessary in connection therewith.

2.4.	Improvements: Notwithstanding the foregoing, Adaptiv have the right to make improvements in respect of the LDS Patents and to claim ownership of such improvements and to apply for patents and file, prosecute and maintain such patents in respect thereof and Adaptiv shall be entitled to exploit such improvements as it may decide both during and after the term of this Agreement.

3.	FINANCIAL PROVISIONS

3.1.	Licence Fee and Milestone Payments:

3.1.1.	In consideration of the licence of the LDS Patents granted to Adaptiv under this Agreement, Adaptiv shall pay to Athena a license fee of Euro €200,000 upon execution of the Agreement by both parties (the License Fee), the receipt of which is hereby acknowledged by Athena.

3.1.2.	The terms of this Clause 3.1 relating to the License Fee Payments are independent and distinct from the other terms of this Agreement.

3.2.	Royalty on Sales:

3.2.1.	10% of all or any revenues received by Adaptiv less Allowable Deductions during the term set out in clause 3.2.2 below (or received by Adaptiv after such term where such payments were due during such term) under development, manufacturing and licensing agreements which utilise or incorporate the LDS Patents.

3.2.2.	Term. In respect of each LDS Patent, the payments provided for in clause 3.2.1 above will be made until the later of:

(a)	the expiration of the relevant LDS Patent; or

(b)	15 years from Completion

which payments shall become payable by Adaptiv Quarterly in arrears (within 45 days of the end of the Quarter in question) provided that such payment obligations will cease on termination of this Agreement.

3.3.	Rights of Inspection

3.3.1.	For the 180 day period following the close of each calendar year, Adaptiv will, in the event that Athena requests such access, provide independent certified accountants (the Accountants) with access, at all reasonable times during usual business hours, to Adaptiv’s book and records relating to the LDS Patents licensed pursuant to this Agreement, solely for the purpose of ensuring that the correct amount was paid by Adaptiv to Athena pursuant to clause 3.2 for the calendar year then ended (the Revised Royalty Amount). Athena will procure that the Accountants will use all reasonable endeavors to ensure that such access will be conducted in a manner that does not materially affect the operation of Adaptiv’s business or that of its Affiliates, provided that this requirement shall not unduly hamper the Accountants in carrying out their task pursuant to this clause.

3.3.2.	The Accountants may not disclose any information to Athena other than:

(1)	whether or not they believe that the correct Revised Royalty Amount was paid;

(2)	if they do not believe that the correct Revised Royalty Amount was paid, then what such correct amount should have been.

3.3.3.	If Athena notifies Adaptiv within the 180 day period referred to in clause 3.3.1 that the Accountants disagrees with the amount paid by Adaptiv to Athena pursuant to clause 3.2 for the relevant year (the Royalty Amount), Athena and Adaptiv have 30 days starting on the day after receipt of the notification from Athena to agree the items in dispute.

3.3.4.	Within 10 days of agreement pursuant to clause 3.3.3 (or Expert determination in accordance with clause 3.3.6 (as the case may be):

(1)	if the Revised Royalty Amount for the relevant year is greater than the Royalty Amount for the relevant year, Adaptiv shall pay to Athena the difference between the Revised

Royalty Amount and the Royalty Amount together in each case with the interest at the Agreed Rate (accrued daily and compounded monthly) from 31 December of the relevant year until payment.

3.3.5.	If the payment under clause 3.3.4 paid by Adaptiv to Athena exceeds five per cent, of the Royalty Amount for the relevant year, the cost of the Accountants pursuant to this clause 3.3 shall be borne by Adaptiv; otherwise, such cost shall be borne by Athena.

3.3.6.	If Adaptiv and Athena fail to agree on any matter arising from this clause 3.3 within the timeframe provided in clause 3.3.3, Adaptiv or Athena may refer the matter in dispute to an independent firm of chartered accountants agreed by Adaptiv and Athena in writing or, failing agreement on the identity of the independent firm of chartered accountants within 10 days of starting on the day after the relevant timeframe expires, to such independent firm of chartered accountants shall be nominated by the President for the time being of the Institute of Chartered Accountant of Ireland (the Expert).

3.3.7.	The Expert shall act on the following basis:

(1)	the Expert shall act as an expert and not as an arbitrator;

(2)	the Expert’s terms of reference shall be to determine the matter in dispute within 14 days of his appointment;

(3)	the parties shall each provide the Expert with all information which the Expert reasonably requires;

(4)	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties; and

(5)	the Expert’s costs shall be paid by Adaptiv and Athena in such proportion as the Expert may determine.

4.	MAINTENANCE AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

4.1.	Prosecution and Maintenance of the LDS Patents.

4.1.1.	Decisions as to whether to file, prosecute and maintain the LDS Patents along with other strategic decisions relating to patent prosecution thereof, shall be made by Adaptiv, at Adaptiv’s sole expense and discretion, provided, however, that Adaptiv shall file for, maintain and prosecute in good faith in Athena’s name all of the LDS Patents necessary to permit Athena and Elan to enjoy all of the rights and entitlements reserved to them hereunder, including without limitation Elan’s compliance with its obligations under those agreements specified in Schedule 1 to this Agreement (together the Reserved Rights). Adaptiv shall reasonably advise Athena of the status and prosecution strategy of the actual and prospective patent filings. Adaptiv shall not materially prejudice the Reserved Rights nor shall Adaptiv take any action that materially prejudices any of the LDS Patents necessary for Elan to discharge its obligations existing as at Completion, including without limitation those agreements specified in Schedule 1 to this Agreement. Athena shall be permitted to comment on the prosecution of the LDS Patents subject to this clause 4.1.1 and may, at its own expense and discretion, submit such comments to Adaptiv. Adaptiv shall consider such comments in good faith but shall not be obligated to implement them, except as necessary to permit Elan to discharge its obligations under those agreements specified in Schedule 1 to this Agreement.

4.1.2.	Adaptiv shall maintain and diligently prosecute the LDS Patents on behalf of Athena. If Adaptiv can show economic hardship as a result of the obligations of this clause 4.1, then it may cease such maintenance or prosecution, provided however, that immediately upon the decision not to file, maintain or continue the prosecution of any of the LDS Patents or foreign counterparts thereof, and at least sixty (60) days before ceasing prosecution and/or maintenance of any such LDS Patent, if Adaptiv elects not to file a patent application or ceases the diligent prosecution and/or maintenance of any such LDS Patent, Athena, at its sole discretion, may elect to file and/or continue prosecution and/or maintenance or assume control of the prosecution of such LDS Patent at its own cost and expense.

4.1.3.	Subject to clause 4.1.1, the parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions for the LDS Patents that are now available or become available in the future. The parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to such patent term extensions, but in the absence of mutual agreement with respect to any extension issue, a patent shall be extended if either party elects to extend such patent. All filings for such extension shall be made by the party to whom the patent is assigned; provided, however, such party shall (i) inform the other party of its intention not to file and (ii) grant the other party the right to file for such extension.

4.1.4.	The parties shall bear their own costs and expenses of filing, prosecuting, maintaining and extending any of the LDS Patents subject to this Agreement.

4.2.	Infringement of Licensed Property.

4.2.1.	Except as otherwise provided herein, with respect to infringement claims relating to the LDS Patents, other than the retained claims (as defined below), Adaptiv shall have the sole and exclusive right to enforce, settle and release such claims (an Adaptiv Claim) provided that such claims shall be brought in Athena’s name (at Adaptiv’s cost and expense), except where required otherwise by law. With respect to all infringement claims relating to an Elan Exclusive Product (Retained Claims) or arising out of actions relating to or within the scope of the Reserved Rights, Athena and/or Elan shall have and retain the sole and exclusive right to enforce, settle, license and release such claims (along with the Retained Claims, an Athena/Elan Claim). Athena/Elan Claims include, without limiting the definition thereof, any claim of infringement which accrues after Completion but that relates back to a composition of matter, article of manufacture or use of a method claimed by the applicable LDS Patent that occurred prior to Completion and which is otherwise within the definition of Retained Claims. In prosecuting, as applicable, the enforcement rights retained or granted under this clause 4.2.1, neither party may materially prejudice the other party’s rights, including without limitation Elan’s compliance with its obligations under those agreements specified in Schedule 1 to this Agreement. The parties agree to cooperate in the enforcement of the LDS Patents. If one party brings any action or proceeding to enforce the LDS Patents, the second party may be joined as a party plaintiff if necessary for the action or proceeding to proceed and, in case of joining, the second party agrees to give the first party reasonable assistance and authority to file and to prosecute such suit. Each party agrees to provide the party that is seeking to prevent or enjoin any such infringement with all reasonable assistance, information and authority to perform the foregoing. The non-prosecuting party shall have the right, but not the obligation at its own expense, to be represented in such action by its own counsel. Each party shall keep the other party reasonably informed as to the status and conduct of the litigation and shall, at the other party’s sole cost and expense, accept and reasonably consider the other party’s comments relating thereto. A party having knowledge that any of the LDS Patents are subject to infringement, or having knowledge of a reasonable probability of such infringement, shall promptly notify the other in writing, but in any event within thirty (30) days of receipt of written notice of such infringement. The notice shall set forth the facts of such infringement in reasonable detail.

4.2.2.	Upon receiving notice of infringement or suspected infringement of the LDS Patents that it has rights to enforce pursuant to clause 4.2.1, Adaptiv shall have the sole right and discretion, but not the obligation, to institute, prosecute, and control with its own counsel at its own expense any action or proceeding with respect to infringement of the LDS Patents, and Athena shall have the right, but not the obligation at its own expense, to be represented in such action by its own counsel. Adaptiv shall be entitled to retain all awards, damages and settlement amounts arising out of any action initiated pursuant to this clause 4.2.2. Athena retain the right to institute or prosecute such an infringement action if Adaptiv declines to do so and, in particular, as necessary to permit Athena to discharge its obligations under those agreements specified in Schedule 1 to this Agreement and Athena shall consult regularly with Adaptiv regarding any such action.

4.2.3.

Upon receiving notice of infringement or suspected infringement of the Reserved Rights that it has rights to enforce pursuant to clause 4.2.1, Athena and/or Elan shall have the sole right and discretion, but not the obligation, to institute, prosecute, and control with its own counsel at its own expense any action or proceeding with respect to infringement of the Reserved Rights, and Adaptiv and/or shall have the right, but not the obligation at its own expense, to be represented in such action by its own counsel. Athena and/or Elan shall be entitled to retain all awards, damages and settlement amounts arising out of any action initiated pursuant to this clause 4.2.3. Adaptiv shall have no right to institute or prosecute such an infringement action if Athena declines to do so.

4.3.	Challenge of LDS Patents. Neither party or its Affiliates, nor their respective sublicensees, will challenge (other than in defence of an action for infringement of a LDS Patent or in an action for breach of contract) any of the patents Controlled by the other party or its Affiliates that are related to the LDS Patents or support an action of its Affiliate or a Third Party challenging the validity of any such patents.

4.4.	Athena Patenting. Nothing in this Agreement or the Asset Purchase Agreement shall be deemed to prevent or prohibit Athena from filing, maintaining, licensing, prosecuting or enforcing any patents arising out of the Elan Exclusive Products or intellectual property purchased or licensed after Completion or relating to inventions reduced to practice after Completion.

5.	CONFIDENTIALITY

5.1.	Confidentiality. Each party shall maintain in confidence the proprietary information of the other party (Confidential Information). Neither party shall disclose, use or grant to a Third Party the right to use any of the Confidential Information of the other party except:

5.1.1.	on a need-to-know basis to such party’s directors, officers and employees;

5.1.2.	on a need-to-know basis to such party’s Affiliates’ directors, officers and employees; and

5.1.3.	on a need-to-know basis to such party’s consultants.

5.2.	To the extent that disclosure to any person, other than an employee of a party with a pre-existing confidentiality obligation, is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorised use or disclosure of the other party’s Confidential Information

5.3.	Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other party, provided, however, that a party may disclose the terms or conditions of this Agreement (a) on a need-to-know basis to its legal and financial advisors, who are obligated to maintain such information in confidence and/or (b) to a Third Party (who is obligated to maintain such information in confidence) in connection with (i) an equity investment by such Third Party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or a substantial portion of the assets of such party relating to the subject matter of this Agreement.

5.4.	Permitted Disclosures. The confidentiality obligations under this clause 5 shall not apply (a) to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction or (b) to the extent necessary to allow Athena or Adaptiv (where possible, with adequate safeguards for confidentiality) to defend against litigation or to file and prosecute patent applications as required under this Agreement, provided, however, except with respect to such patent or patent application and where such disclosure is required pursuant to this Agreement, such disclosure shall not occur until the disclosing party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request that the disclosing party seek confidential treatment thereof, in which event, the disclosing party shall use all reasonable efforts to accommodate the other party’s requests or (c) to the extent necessary to allow Athena to fulfil its obligations under the IBAH Security Agreement and to discuss matters arising from the IBAH Security Agreements with Omnicare, Inc.

6.	TERM AND TERMINATION

6.1.	Term and Expiration. This Agreement shall become effective as at Completion and shall continue as provided for herein unless and until all licences under clause 2 have terminated by mutual written agreement of the parties.

6.2.	Termination for Material Breach. This Agreement may be terminated by the non-breaching party upon any material breach by the other party, as the case may be, of any material obligation or condition of the Agreement, in either case effective fifteen (15) days after giving notice to the breaching party of such termination in the case of a payment breach and sixty (60) days after giving written notice to the breaching party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such breach is cured or shown to be non-existent within the aforesaid fifteen (15) or sixty (60) day period, the notice shall be deemed automatically withdrawn and of no effect and the notifying party shall provide written notice to the breaching party of the withdrawal. A termination of the breaching party’s rights and licences pursuant to this clause 6.2 shall not affect the non-breaching party’s rights and licences, which shall continue until otherwise terminated in accordance with this Agreement.

6.3.	Termination for Insolvency or Bankruptcy. Either party may immediately terminate this Agreement effective upon notice of such termination if:

6.3.1.	the other party is unable to pay its debts within the meaning of section 214 of the 1963 Act;

6.3.2.	an order is made, petition presented, resolution passed or meeting convened for the winding up of, or making of any administration order for the other party or the other party goes into liquidation (except for the purposes of amalgamation or reconstruction in such manner that the company resulting therefrom, effectively agrees to be bound by or assumes the obligations imposed on that other party under this Agreement);

6.3.3.	a receiver or examiner is appointed over the whole or any part of the property, assets or undertaking of the other party; and

6.3.4.	a composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) has been proposed, sanctioned or approved in relation to the other party.

6.4.	Effect of Termination. Termination of this Agreement shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor shall termination of this Agreement preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity. All licences granted under clause 2 hereof shall terminate and be of no further effect upon the termination of this Agreement. Any termination shall not relieve any party from obligations that are expressly indicated to survive termination of this Agreement or any rights or benefits or obligations which have accrued prior to the termination.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	Representations and Warranties of Each Party. As at Completion and for so long as this Agreement is in effect, each of Athena and Adaptiv hereby represents and warrants to the other party hereto as follows:

7.1.1.	Adaptiv is a corporation or entity duly organized and validly existing under the laws of Ireland and Athena is a corporation or entity duly organized and validly existing under the laws of Delaware;

7.1.2.	the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

7.1.3.	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

7.1.4.	the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

7.1.5.	it has the full right, power and authority to grant all of rights and licences granted to the other party under this Agreement.

7.2.	Inconsistent Agreements. After Completion neither party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

7.3.	Limitations of Warranties. EXCEPT AS SET FORTH IN THIS CLAUSE 7, THE PARTIES ARE GRANTING THE LICENCES HEREUNDER ON AN “AS IS” BASIS WITHOUT REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

7.3.1.	To the Knowledge of Athena (which has the same meaning as Knowledge of the Vendor), the LDS Patents are not subject to any threatened or pending proceedings relating to the infringement of third party intellectual property.

8.	MISCELLANEOUS

8.1.	Assignment and binding effect. Adaptiv may not assign this Agreement, or any of its rights or obligations hereunder, without the prior written consent of Athena, which consent shall not be unreasonably withheld provided, however, that (i) Adaptiv may assign this Agreement to an Affiliate without the prior written consent of Athena, and (ii) Adaptiv may assign or transfer this Agreement without consent to any entity into or with which it merges or consolidates, or to which Adaptiv transfers all or a substantial portion of its business or assets to which this Agreement relates, subject in either case to the assignee or transferee agreeing in advance and in writing to assume all of Adaptiv’s obligations under this Agreement. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and each of their respective successors and permitted assigns. The covenants, licences and obligations contained herein are appurtenant to and shall run with transfer, assignment, sale or other disposition of the LDS Patents subject to this Agreement. Each party, at the request of the other party, shall take such reasonable steps, including, without limitation, filings with the applicable patent office, as are necessary to perfect the other party’s rights with respect to the LDS Patents under this Agreement. Athena may assign its rights under this Agreement, without the prior written consent of Adaptiv.

8.2.	Severability: All the clauses restrictive of competition in this Agreement are distinct and severable, and if any clause is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority, it shall to that extent be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not be affected.

8.3.	Remedies Cumulative: The provisions of this Agreement, and the rights and remedies of the parties under this Agreement, are cumulative and are without prejudice and in addition to any rights or remedies a party may have at law or in equity. No exercise by a party of any one right or remedy under this Agreement, or at law or in equity, shall (save to the extent, if any, provided expressly in this Agreement, or at law or in equity) operate so as to hinder or prevent the exercise by it of any other such right or remedy.

8.4.	Waiver: A waiver by either party of any breach by any party hereto of any of the terms, provisions or conditions of this Agreement or the acquiescence of the other party in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid will not constitute a general waiver of such term, provision or condition or of any subsequent act contrary thereto.

8.5.	Notices:

8.5.1.	Any notice or other communication to be given or served under this Agreement shall be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service may be delivered or sent by pre-paid registered post or facsimile addressed as follows:

Athena Address:	800 Gateway Blvd South San Francisco CA 94080 USA

Attention: General Counsel

Adaptiv: Address:	3015 Lake Drive National Digital Park Citywest Dublin 24

Attention: Michael Donnelly

Facsimile no: +353 1 4661002

or to such other address or facsimile number as the addressee may have previously substituted by notice.

8.5.2.	Any such notice or other communication will be deemed to have been duly served or given:

(1)	in the case of delivery, at the time of delivery;

(2)	in the case of posting 48 hours after posting and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted will be sufficient evidence that the notice or other communication has been duly served or given); or

(3)	in the case of facsimile, upon transmission, subject to the correct code or facsimile number being received on the transmission report provided however that if a notice is not given or served during usual business hours on a Business Day, it will be deemed to be given or served on the next following Business Day.

8.5.3.	A party giving or serving a notice or other communication hereunder by facsimile shall also give or serve a copy thereof by post, but without prejudice to the validity and effectiveness of the service by facsimile.

8.6	Tax: All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. As of the date of this Agreement, the parties believe that, under applicable laws and regulations, withholding of taxes on payments made pursuant to this Agreement is not required, provided, however, that if due to any change in the applicable laws or regulations, or either party’s interpretation thereof, withholding is required, the provisions of this clause 8.6 shall govern.

If the paying party, its Affiliates or sublicensees are required to deduct or withhold, such party will:

(i) promptly notify the other party of such requirement;

(ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other party;

(iii) promptly forward to the other party an official receipt (or certified copy) of other documentation reasonably acceptable to the other party evidencing such payment to such authorities; and

(iv) reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law in order to enable the other party to make such payments.

8.7	Governing Law: This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

8.8	Jurisdiction: Any litigation arising out of, under or in connection with this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the parties to the parties of this agreement, shall be brought and maintained exclusively in the courts of the state of New York, New York County, borough of Manhattan, or in the United States District Court of the Southern District of New York, and each of the parties hereby expressly and irrevocably submits to the jurisdiction of such courts for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation. Each of the Parties further irrevocably consents to the service of process by registered mail, postage prepaid, to such party at the address provided in section 8.5 above or by any other means permitted by law. Each of the parties hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SIGNED on behalf of

ATHENA NEUROSCIENCES, INC.

in the presence of:

/s/ Denise Malatesta, Witness	/s/ Jean M. Duvall
Jean M. Duvall
Signature

Vice President/Secretary
Title

SIGNED on behalf of

ADAPTÍV BIOPHARMA LIMITED

in the presence of:

/s/ Michael Barr	/s/ Michael Donnelly
Dublin 1	Signature
Solicitor

Director
Title